EXHIBIT (c)(3)









                              CONTRACTUAL AGREEMENT



                                     BETWEEN



                            LUCENT TECHNOLOGIES INC.



                                       AND



                              SPECTRAN CORPORATION
                                                                       pg 1 of 2

                                     INDEX

ARTICLE                                                                PAGE
INTRODUCTION                                                            1
1.0     MATERIAL                                                        1
2.0     ORDERING COMPANIES                                              1
3.0     TERM                                                            1
4.0     OPTION TO EXTEND                                                1
5.0     PRODUCT SPECIFICATION                                           2
6.0     PACKAGING SPECIFICATION                                         2
7.0     QUANTITIES                                                      2
8.0     SCHEDULE                                                        2
9.0     *                                                               3
10.0    F.O.B.                                                          3
11.0    TERMS OF PAYMENT                                                3
12.0    PRICE                                                           3
13.0    *                                                               3
14.0    BANKRUPTCY AND TERMINATION FOR FINANCIAL SECURITY               4
15.0    *                                                               4
16.0    ASSIGNMENT AND SUBCONTRACTING                                   5
17.0    CFC PACKAGING                                                   5
18.0    CHANGES                                                         5
19.0    CHOICE OF LAW                                                   5
20.0    COMPLIANCE WITH LAWS                                            5
21.0    FORCE MAJEURE                                                   5
22.0    GOVERNMENT CONTRACT PROVISIONS                                  6
23.0    HEAVY METALS IN PACKAGING                                       6
24.0    INDEMNITY                                                       6
25.0    IDENTIFICATION                                                  6
26.0    IMPLEADER                                                       7
27.0    INFRINGEMENT                                                    7
28.0    GRANT OF "HAVE MADE" RIGHTS                                     7
29.0    INSPECTION                                                      7
30.0    INSURANCE                                                       8
31.0    INVOICING                                                       8
32.0    MEDIATION                                                       8
33.0    NOTICES                                                         8
34.0    OZONE DEPLETING SUBSTANCES LABELING                             9
35.0    PAYMENT TERMS                                                   9
36.0    PRODUCT CONFORMANCE                                             9
37.0    RELEASES VOID                                                   9
38.0    RIGHT OF ENTRY AND PLANT RULES                                  9

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                                                                       pg 2 of 2

39.0    SHIPPING                                                        9
40.0    SURVIVAL OF OBLIGATIONS                                         9
41.0    TAXES                                                           10
42.0    TITLE AND RISK OF LOSS                                          10
43.0    USE OF INFORMATION                                              10
44.0    WAIVER                                                          10
45.0    WARRANTY                                                        10
46.0    WORK DONE BY OTHERS                                             10
47.0    TOOLS AND EQUIPMENT                                             10
48.0    ENTIRE AGREEMENT                                                11

                                                 ACCEPTANCE SHALL BE
                                                 INDICATED BY SIGNING AND
                                                 RETURNING ORIGINAL TO:

SPECTRAN CORP.                                   LUCENT TECHNOLOGIES INC.
Attn: Ray Jaeger                                 Attn: Global Procurement
50 Hall Road                                     2000 Northeast Expressway
Sturbridge, Ma. 01566                            Norcross, Georgia 30071




Lucent Technologies Inc. ("Company") agrees to purchase and SpecTran Corp. or any affiliated corporation, partnership or venture of SpecTran Corp. ("Supplier") agrees to sell in accordance with the terms and conditions stated within this Agreement, and Attachments A and B and C, which are attached hereto and made part of this Agreement. Notwithstanding the foregoing, SpecTran Corp. shall be responsible for all MATERIAL provided under this Agreement. The term "MATERIAL" in this Agreement includes the * and any modifications to these specifications which may be made from time to time in accordance with the PRODUCT SPECIFICATION AND PACKAGING clauses below, or derivatives of these specifications which are minor modifications to the Specifications.

The Attachments noted above are listed and described below:
    *

    Attachment C - Non-Disclosure Agreement Dated 10/21/92.

1.0 MATERIAL--MATERIAL shall be Multimode Optical Fiber manufactured to *



2.0 ORDERING COMPANIES--Lucent Technologies Inc. or any affiliated corporation, partnership, or venture, as may be designated in writing by Lucent Technologies Inc. may order under this Agreement. For the purpose of this Agreement, the term "Company" shall mean the corporation or other entity which enters into or issues an Order under this Agreement. An affiliated corporation, partnership, or venture is an entity, a majority of whose voting stock or ownership interest is owned directly or indirectly by Lucent Technologies Inc. Any Order issued under this Agreement shall be a contractual relationship between the ordering Company and Supplier, and Supplier shall look only to the ordering Company for performance of Company's obligations under such Order.

3.0 TERM--Agreement shall begin on 9/1/96 and end on 12/31/99.

4.0 OPTION TO EXTEND--Company shall have the right to extend the period specified in the clause TERM for up to one (1) year by giving Supplier written notice a minimum of six (6) months prior to the expiration of the contract. At the time of the request to extend this Agreement, pricing for the agreed upon quantities shall be negotiated and agreed upon by both parties.

______
* An asterisk, whenever appearing in this document, indicates redacted material filed separately with Commission, for which confidential treatment has been granted.

5.0 PRODUCT SPECIFICATION--
Multimode Optical Fiber. Any changes to the current specifications set forth in this Agreement can only be made with the consent and agreement of both parties

6.0 PACKAGING SPECIFICATION--
Any changes to the current specification set forth in this Agreement can only be made with the consent and agreement of both parties.

7.0 QUANTITIES



(a) *



(b) *



(c) *



(d) *





8.0 SCHEDULE *

9.0 *




10.0 F.O.B.--Destination--Supplier shall be responsible for all transportation cost for MATERIAL shipped to any U.S. destination.

11.0 TERMS OF PAYMENT--Net thirty (30) days for MATERIAL from date of receipt of invoice.

12.0 PRICE--Pricing for MATERIAL shall be as follows: *








13.0 *

14.0 BANKRUPTCY AND TERMINATION FOR FINANCIAL SECURITY--Either party may terminate this Agreement by notice in writing:

    1. If the other party makes an assignment for the benefit of creditors (other than solely an assignment of monies due); or

    2. If the other party evidences an inability to pay debts as they become due, unless adequate assurances of such ability to pay is provided within thirty
(30) days of such notice.

If a proceeding is commenced under any provisions of the United States Bankruptcy Code, voluntary or involuntary, by or against either party, and this Agreement has not been terminated, the non-debtor party may file a request with the bankruptcy court to have the court set a date within sixty (60) days after the commencement of the case, by which the debtor party will assume or reject this Agreement, and the debtor party shall cooperate and take whatever steps necessary to assume or reject the Agreement by such date.

15.0 *

16.0 ASSIGNMENT AND SUBCONTRACTING - Company or Supplier shall not assign any right or interest under this Agreement (excepting monies due or to become due) or delegate or subcontract the manufacture of MATERIAL or other obligation to be performed or owed under this Agreement without the prior written consent of the other. Any attempted assignment, delegation or subcontracting in contravention of the above provisions shall be void and ineffective except for (1) Supplier, a wholly-owned subsidiary whose primary business is the manufacture of fiber, or
(2) for either party in a successor in ownership of all or substantially all of the assigning party's operations. In case of any such assignment, the assigning party fully guarantees the performance hereunder of its assignee. Any assignment of monies shall be void and ineffective to the extent that (1) Supplier shall not have given Company at least thirty (30) days prior written notice of such assignment or (2) such assignment attempts to impose upon Company obligations to the assignee additional to the payment of such monies, or to preclude Company from dealing solely and directly with Supplier in all matters pertaining to this Agreement including the negotiation of amendments or settlements of charges due. All Work performed by Supplier's subcontractor(s) at any tier shall be deemed Work performed by Supplier.

17.0 CFC PACKAGING - Supplier warrants that all packaging materials furnished under this Agreement and all packaging associated with material furnished under this Agreement were not manufactured using and do not contain chlorofluorocarbons. "Packaging" means all bags, wrapping, boxes, cartons and any other packing materials used for packaging. Supplier shall indemnify and hold Company harmless for any liability, fine or penalty incurred by Company to any third party or governmental agency arising out of Company's good faith reliance upon said warranty.

18.0 CHANGES - Company may at any time during the manufacture of MATERIAL require additions to or alterations of or deductions or deviations (all hereinafter referred to as a "Change") from the MATERIAL called for by the specifications as required by Industry Standards. No Change shall be considered as an addition or alteration to or deduction or deviation from the MATERIAL called for by the specifications nor shall Supplier be entitled to any compensation for MATERIAL manufactured pursuant to or in contemplation of a Change, unless made pursuant to a written Change Order issued by Company. Within ten (10) days after a request for a Change, Supplier shall submit a proposal to Company which includes any increases or decreases in Supplier's cost or changes in the MATERIAL schedule necessitated by the Change. Company shall, within ten
(10) days of receipt of the proposal, either (i) accept the proposal, in which event Company shall issue a written Change Order directing Supplier to perform the Change or (ii) advise Supplier not to perform the Change in which event Supplier shall proceed with the original MATERIAL.

19.0 CHOICE OF LAW - The construction, interpretation and performance of this Agreement and all transactions under it shall be governed by the laws of the State of New Jersey excluding its choice of laws rules and excluding the Convention for the International Sale of Goods. The parties agree that the provisions of the New Jersey Uniform Commercial Code apply to this Agreement and all transactions under it, including agreements and transactions relating to the furnishing of services, the lease or rental of equipment or material, and the license of software. Supplier agrees to submit to the jurisdiction of any court wherein an action is commenced against Company based on a claim for which Supplier has agreed to indemnify Company under this Agreement.

20.0 COMPLIANCE WITH LAWS - Supplier and all persons furnished by Supplier shall comply at their own expense with all applicable federal, state, local and foreign laws, ordinances, regulations and codes, including those relating to the use of chlorofluorocarbons, and including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance under this Agreement. Supplier agrees to indemnify, defend (at Company's request) and save harmless Company, its affiliates, its and their customers and each of their officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorney's fees) that arise out of or result from any failure to do so.

21.0 FORCE MAJEURE - If the performance of this Agreement or of any obligation hereunder, other than the payment of any money, is prevented, restricted or interfered with by reason of any act of God, civil disorder, strike, governmental act, war or, without limiting the foregoing, by any other cause not within the control of a party hereto, then the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference; provided that the party so affected shall use its best reasonable efforts to avoid or remove such causes for nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed. If a party's performance hereunder is continued to be delayed due to such force majeure so that contract objectives hereunder are not being carried out, then both parties shall use their best reasonable efforts to remove the ramifications of the force majeure so that the parties' performances hereunder may continue.

22.0 GOVERNMENT CONTRACT PROVISIONS - The following provisions regarding equal opportunity, and all applicable laws, rules, regulations and executive orders specifically related thereto, including applicable provisions and clauses from the Federal Acquisition Regulation and all supplements thereto are incorporated in this Agreement as they apply to work performed under specific U.S. Government contracts: 41 CFR 60-1.4, Equal Opportunity; 41 CFR 60-1.7, Reports and Other Required Information; 41 CFR 60-1.8, Segregated Facilities; 41 CFR 60-250.4, Affirmative Action For Disabled Veterans and Veterans of the Vietnam Era (if in excess of $10,000); and 41 CFR 60-741.4, Affirmative Action for Disabled Workers (if in excess of $2,500), wherein the terms "contractor" and "subcontractor" shall mean "Supplier". In addition, orders placed under this Agreement containing a notation that the material or services are intended for use under Government contracts shall be subject to such other Government provisions printed, typed or written thereon, or on the reverse side thereof, or in attachments thereto.

23.0 HEAVY METALS IN PACKAGING - Supplier warrants to Company that no lead, cadmium, mercury or hexavalent chromium have been intentionally added to any packaging or packaging component (as defined under applicable laws) to be provided to Company under this Agreement. Supplier further warrants to Company that the sum of the concentration levels of lead, cadmium, mercury and hexavalent chromium in the package or packaging component provided to Company under this Agreement does not exceed 100 parts per million. Upon request, Supplier shall provide to Company Certificates of Compliance certifying that the packaging and/or packaging components provided under this Agreement are in compliance with the requirements set forth above in this clause. Supplier shall indemnify and hold Company harmless for any liability, fine or penalty incurred by Company to any third party or governmental agency arising out of Company's good faith reliance upon said warranties or any Certificates of Compliance.

24.0 INDEMNITY - All persons furnished by Supplier shall be considered solely Supplier's employees or agents, and Supplier shall be responsible for payment of all unemployment, social security and other payroll taxes, including contributions when required by law. Supplier agrees to indemnify, defend and save harmless Company, its affiliates and its and their customers and each of their officers, directors, employees, successors and assigns (all hereinafter referred to in this clause as "Company") from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorney's fees) that arise out of or result from: (1) injuries or death to persons or damage to property, including theft, in any way arising out of or occasioned by, caused or alleged to have been caused by or on account of the performance of the Work or services performed by Supplier or persons furnished by Supplier; (2) assertions under Workers' Compensation or similar acts made by persons furnished by Supplier or by any subcontractor or by reason of any injuries to such persons for which Company would be responsible under Workers' Compensation or similar acts if the persons were employed by Company; (3) any failure on the part of Supplier to satisfy all claims for labor, equipment, materials and other obligations relating directly or indirectly to the performance of the Work; or (4) any failure by Supplier to perform Supplier's obligations under this clause or the INSURANCE clause. Supplier agrees to defend Company, at Company's request against any such claim, demand or suit. Company agrees to notify Supplier in a timely manner of any written claims or demands against Company for which Supplier is responsible under this clause.

25.0 IDENTIFICATION - Supplier shall not, without Company's prior written consent, engage in advertising, promotion or publicity related to this Agreement, or make public use of any identification in any circumstances related to this Agreement, "Identification" means any copy or semblance of any trade name, trademark, service mark, insignia, symbol, logo, or any other product, service or organization designation, or any specification or drawing of Lucent Technologies, or its affiliates, or evidence of inspection by or for any of them. Supplier shall remove or obliterate any Identification prior to any use or disposition of any material rejected or not purchased by Company, and, shall indemnify, defend (at Company's request) and save harmless Lucent Technologies and its affiliates and each of their officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorneys' fees) arising out of Supplier's failure to so remove or obliterate.

26.0 IMPLEADER - Supplier shall not implead or bring an action against Company or its customers or the employees of either based on any claim by any person for personal injury or death to an employee of Company or its customers occurring in the course or scope of employment and that arises out of material or services furnished under this Agreement.

27.0  INFRINGEMENT - *






28.0  GRANT OF "HAVE MADE" RIGHTS - *






29.0 INSPECTION - Company's Representatives shall have with reasonable prior notice access to the Work for the purpose of inspection or a Quality Review and Supplier shall provide safe and proper facilities for such purpose.

30.0 INSURANCE - Supplier shall maintain and cause Supplier's subcontractors to maintain during the term of this Agreement: (1) Worker's Compensation insurance as prescribed by the law of the state or nation in which the Work is performed;
(2) employer's liability insurance with limits of at least $300,000 for each occurrence; (3) comprehensive automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 combined single limit for bodily injury and property damage for each occurrence; (4) Commercial General Liability ("CGL") insurance, including Blanket Contractual Liability and Broad Form Property Damage, with limits of at least $1,000,000 combined single limit for bodily injury and property damage for each occurrence; and (5) if the furnishing to Company (by sale or otherwise) of products or material is involved, CGL insurance endorsed to include products liability and completed operations coverage in the amount of $5,000,000 for each occurrence. All CGL and automobile liability insurance shall designate Lucent Technologies, its affiliates, and each of their officers, directors and employees (all hereinafter referred to in this clause as "Company") as an additional insured. All such insurance must be primary and required to respond and pay prior to any other available coverage. Supplier agrees that Supplier, Supplier's insurer(s) and anyone claiming by, through, under or in Supplier's behalf shall have no claim, right of action or right of subrogation against Company and its customers based on any loss or liability insured against under the foregoing insurance. Supplier and Supplier's subcontractors shall furnish prior to the start of Work certificates or adequate proof of the foregoing insurance including, if specifically requested by Company, copies of the endorsements and insurance policies. Company shall be notified in writing at least thirty (30) days prior to cancellation of or any change in the policy.

31.0 INVOICING - Supplier shall: (1) render original invoice, or as otherwise specified in this Agreement, showing Agreement and order number, through routing and weight; (2) render separate invoices for each shipment within twenty-four
(24) hours after shipment; and (3) mail invoices with copies of bills of lading and shipping notices to the address shown on this Agreement or order. If prepayment of transportation charges is authorized, Supplier shall include the transportation charges from the FOB point to the destination as a separate item on the invoice stating the name of of the carrier used.

32.0 MEDIATION - If a dispute arises out of or relates to this Agreement, or its breach, and the parties have not been successful in resolving such dispute through negotiation, the parties agree to attempt to resolve the dispute through mediation by submitting the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association ("AAA"). Each party shall bear its own expenses and an equal share of the expenses of the mediator and the fees of the AAA. The parties, their representatives, other participants and the mediator shall hold the existence, content and result of the mediation in confidence. If such dispute is not resolved by such mediation, the parties shall have the right to resort to any remedies permitted by law. All such defenses based on passage of time shall be tolled pending the termination of the mediation. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation. A request by a party to a court for such injunctive relief shall not be deemed a waiver of the obligation to mediate.

33.0 NOTICES - Any notice or demand which under the terms of this Agreement or under any statute must or may be given or made by Supplier or Company shall be in writing and shall be given or made by telegram, tested telex, confirmed facsimile, or similar communication or by certified or registered mail addressed to the respective parties as follows:

        To Company:     Lucent Technologies Inc.
                        Attention: Purchasing Representative, Suite C110
                        2000 Northeast Expressway
                        Norcross, Ga. 30071

        To Supplier:    SpecTran Corp.
                        Attention: Ray Jaeger
                        50 Hall Road
                        Sturbridge, Ma. 01566

Such notice or demand shall be deemed to have been given or made when sent by telegram, telex, or facsimile, or other communication or when deposited postage prepaid in the U.S. mail. The previous addresses may be changed at any time by giving prior written notice as above provided.

34.0 OZONE DEPLETING SUBSTANCES LABELING - Supplier warrants and certifies that all products, including packaging and packaging components, provided to Company under this Agreement have been accurately labeled, in accordance with the requirements of 40 CFR, Part 82 entitled "Protection of Stratospheric Ozone, Subpart E - The Labeling of Products Using Ozone Depleting Substances." Supplier agrees to indemnify, defend and save harmless Company, its officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorneys' fees) that may be sustained by reason of Supplier's noncompliance with such applicable law or the terms of this warranty and certification.

35.0 PAYMENT TERMS *



36.0 PRODUCT CONFORMANCE - Supplier shall be responsible for providing to Company all Certified Test Data and any other information requested by Company to verify that MATERIAL meets Company's specifications. Supplier shall be responsible for sending the Certified Test Data information to Company's Representative or others as may be delegated in writing prior to MATERIAL being received by Company. Company's Representative shall be R. J. (Ron) Smith, Member of Technical Staff.

37.0 - RELEASES VOID - Neither party shall require (i) waivers or releases of any personal rights or (ii) execution of documents which conflict with the terms of this Agreement, from employees, representatives or customers of the other in connection with visits to its premises and both parties agree that no such releases, waivers or documents shall be pleaded by them or third persons in any action or proceeding.

38.0 RIGHT OF ENTRY AND PLANT RULES - Each party shall have the right to enter the premises, with reasonable prior notice, of the other party during normal business hours with respect to the performance of this Agreement, subject to all plant rules and regulations, security regulations and procedures and U.S. Government clearance requirements if applicable.

39.0 SHIPPING - Supplier shall: (1) ship the material covered by this Agreement or Purchase Order complete unless instructed otherwise (partial shipments will be accepted, but not preferred); (2) ship to the destination designated in the Agreement or order; (3) ship according to routing instructions given by Company;
(4) place the Agreement and order number on all subordinate documents; (5) enclose a packing memorandum with each shipment and, when more than one package is shipped, identify the package containing the memorandum; and (6) mark the Agreement number and order number on all packages and shipping papers. Adequate protective packing shall be furnished at no additional charge. Shipping and routing instructions may be furnished or altered by Company without a writing.

If Supplier does not comply with the terms of the FOB clause of the Agreement or order or with Company's shipping or routing instructions, Supplier authorizes Company to deduct from any invoice of Supplier (or to charge back to Supplier), any increased cost incurred by Company as a result of Supplier's noncompliance.

40.0 SURVIVAL OF OBLIGATIONS - The obligations of the parties under this Agreement which by their nature would continue beyond the termination, cancellation or expiration of this Agreement, including, by way of illustration only and not limitation, those in the clauses COMPLIANCE WITH LAWS, IDENTIFICATION, IMPLEADER, INFRINGEMENT, RELEASES VOID, USE OF INFORMATION and WARRANTY (and INSURANCE and INDEMNITY if included in this Agreement), shall survive termination, cancellation or expiration of this Agreement.

41.0 TAXES - Company shall reimburse Supplier only for the following tax payments with respect to transactions under this Agreement unless Company advises Supplier that an exemption applies: state and local sales and use taxes, as applicable. Taxes payable by Company shall be billed as separate items on Supplier's invoices and shall not be included in Supplier's prices. Company shall have the right to have Supplier contest any such taxes that Company deems improperly levied at Company's expense and subject to Company's direction and control.

42.0 TITLE AND RISK OF LOSS - Title and risk of loss and damage to material purchased by Company under this Agreement shall vest in Company when the MATERIAL has been delivered at the FOB point. If this Agreement or order issued pursuant to this Agreement calls for additional services including, but not limited to, unloading, installation, or testing, to be performed after delivery, Supplier shall retain title and risk of loss and damage to the MATERIAL until the additional services have been performed. Notwithstanding the foregoing sentence, if Supplier is expressly authorized to invoice Company for MATERIAL upon shipment or prior to the performance of additional services, title to such MATERIAL shall vest in Company upon payment of the invoice, but risk of loss and damage shall pass to Company as provided in the foregoing sentence.

43.0 USE OF INFORMATION - In accordance with the Non-Disclosure Agreement dated 10/21/92, Supplier shall view as Company's property any idea, data, program, technical, business or other intangible information, however conveyed, and any document, print, tape, disk, tool, or other tangible information-conveying or performance-aiding article owned or controlled by Company, and provided to, or acquired by, Supplier under or in contemplation of this Agreement (Information). Supplier shall, at no charge to Company, and as Company directs, destroy or surrender to Company promptly at its request any such article or any copy of such Information. Supplier shall keep Information confidential and use it only in performing under this Agreement and obligate its employees, subcontractors and others working for it to do so, provided that the foregoing shall not apply to information previously known to Supplier free of obligation, or made public through no fault imputable to Supplier.

44.0 WAIVER - The failure of either party at any time to enforce any right or remedy available to it under this Agreement or otherwise with respect to any breach or failure by the other party shall not be construed to be a waiver of such right or remedy with respect to any other breach or failure by the other party.

45.0 WARRANTY *

46.0 WORK DONE BY OTHERS - If any of the manufacture of MATERIAL is dependent on work done by others, Supplier shall inspect and promptly report to Company's Representative any defect that renders such other work unsuitable for Supplier's proper performance. Supplier's silence shall constitute approval of such work as fit and suitable for Supplier's performance.

47.0 TOOLS AND EQUIPMENT - Unless otherwise specifically provided in this Agreement, Supplier shall provide all labor, tools and equipment (the "tools") for performance of this Agreement. Should Supplier actually use any tools owned or rented by Company or its customer, Supplier acknowledges that Supplier accepts the tools "as is, where is," that neither Company nor its customer have any responsibility for the condition or state of repair of the tools and that

Supplier shall have risk of loss and damage to such tools. Supplier agrees not to remove the tools from Company's or its customer's premises and to return the tools to Company or its customer upon completion of use, or at such earlier time as Company or its customer may request, in the same condition as when received by Supplier, reasonable wear and tear expected. Any special tooling, special test equipment, designs or other facilities which are acquired, produced or used within proprietary processes by Supplier in connection with this Agreement shall remain the property of Supplier, notwithstanding anything to the contrary found elsewhere in this Agreement.

48.0 ENTIRE AGREEMENT - The typed or written provisions on Company's orders issued pursuant to this Agreement shall be subject to this Agreement and its Attachments and together shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the order(s) and shall not be modified or rescinded except by a writing signed by Supplier and Company. All references of these terms and conditions to this Agreement or to work services material, equipment, products, software or information furnished under, in performance or pursuant or in contemplation of this Agreement shall also apply to any orders issued pursuant to this Agreement. Printed provisions on the reverse side of Company's orders (except as specified otherwise in this Agreement) and all provisions on Supplier's forms shall be deemed deleted. Additional or different terms inserted in the Agreement by Supplier, or deletions thereto whether by alterations, addenda or otherwise shall be of no force in effect, unless expressly consented to by Company in writing. Estimates or forecasts furnished by Company shall not constitute commitments. The provisions of this Agreement supersede all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements and understandings of the parties with respect to the subject matter of this Agreement.


     SPECTRAN CORP.                             LUCENT TECHNOLOGIES INC.

By   /s/ R. E. Jaeger                   By   /s/ E. J. Tracy
     -------------------------               ---------------------------

Name R. Jaeger                          Name E. J. Tracy
     -------------------------               ---------------------------

Title  President                        Title   Vice President
                                                Global Procurement  Organization
    -----------------------                 ---------------------------------

Date   10-3-96                          Date   9/27/96
    -----------------------                 ---------------------------------

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                       LUCENT TECHNOLOGIES NETWORK SYSTEMS

                             MATERIAL SPECIFICATION

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                         Lucent TECHNOLOGIES Proprietary
              Not for use or disclosure outside Lucent TECHNOLOGIES
                         except under written agreement
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                                       *

                         Lucent TECHNOLOGIES Proprietary
              Not for use or disclosure outside Lucent TECHNOLOGIES
                         except under written agreement
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                                       *

                         Lucent TECHNOLOGIES Proprietary
              Not for use or disclosure outside Lucent TECHNOLOGIES
                         except under written agreement
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                                       *

                         Lucent TECHNOLOGIES Proprietary
              Not for use or disclosure outside Lucent TECHNOLOGIES
                         except under written agreement
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                                       *

                         Lucent TECHNOLOGIES Proprietary
              Not for use or disclosure outside Lucent TECHNOLOGIES
                         except under written agreement
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                                       *

                         Lucent TECHNOLOGIES Proprietary
              Not for use or disclosure outside Lucent TECHNOLOGIES
                         except under written agreement
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                                       *

                         Lucent TECHNOLOGIES Proprietary
              Not for use or disclosure outside Lucent TECHNOLOGIES
                         except under written agreement
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                                                            LAK412D ATTACHMENT B








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                                                                         LAK412D
                                                                    Attachment C

                           NON-DISCLOSURE AGREEMENT

   THIS AGREEMENT is made and entered into effective 10/21/1992, by and between SPECTRAN CORPORATION, a Delaware corporation, with offices located at 50 Hall Road Sturbridge, MA. 01566, and AMERICAN TELEPHONE AND TELEGRAPH COMPANY, a New York corporation, with offices located at 32 Avenue of the Americas, New York, New York 10013-2412 ("AT&T"), for itself and its affiliated companies.

   WHEREAS, both parties, for their mutual benefit, desire to disclose to the other certain specifications, designs, plans, drawings, software, data, prototypes, or other business and/or technical information related to the manufacturing and inspection of optical fiber and optical fiber preforms ("INFORMATION") which is proprietary to the disclosing party or its' affiliated companies.

   NOW, THEREFORE, the parties agree as follows:

1. The receiving party, for 5 years after the disclosure of such INFORMATION, shall hold such INFORMATION in confidence, shall use such INFORMATION only for the purpose of the Corporation's preparation and AT&T's evaluation of a proposal for potential business arrangements between the Corporation and AT&T regarding the manufacturing and inspection of optical fiber and optical fiber preforms, shall reproduce such INFORMATION only to the extent necessary for such purpose, shall restrict disclosure of such INFORMATION to its employees (and in the case of AT&T, employees of its affiliated companies) with a need to know (and advise such employees of the obligations assumed herein), and shall not disclose such INFORMATION to any third party without prior written approval of the other party.

   Each party agrees to protect such INFORMATION disclosed to it by the other party with at least the same degree of care as it normally exercises to protect its own proprietary information of a similar nature.

   These restrictions on the use or disclosure of INFORMATION shall not apply to any INFORMATION:

   i. which is independently developed by the receiving party or its affiliated company or lawfully received free of restriction from another source having the right to so furnish such INFORMATION; or

                  II. after it has become generally available to the public without breach of this Agreement by the receiving party or its affiliated company; or

                  III. which at the time of disclosure to the receiving party was known to such party or its affiliated company free of restriction as evidenced by documentation in such party's possession; or

                  IV. which the disclosing party agrees in writing is free of such restrictions.

2. INFORMATION shall be subject to the restrictions of paragraph 1, if it is in writing or other tangible form, only if clearly marked as proprietary when disclosed to the receiving party or, if not in tangible form, only if summarized in a writing so marked and delivered to the receiving party within thirty (30) days of such summary disclosure, in which case the INFORMATION contained in such (not information contained solely in the non-tangible disclosure) shall be subject to the restrictions herein. Each party hereto shall endeavor to keep to a minimum the amount of INFORMATION that is furnished to the other upon which restrictions are imposed.

     Information, other than proprietary INFORMATION identified as provided above, shall not be subject to any restriction by the transmitting party as to the receiving party's disclosure or use thereof.

3. No license to a party, under any trademark, patent, copyright, mask work protection right or any other intellectual property right, is either granted or implied by the conveying of INFORMATION to such party. None of the INFORMATION which may be disclosed or exchanged by the parties shall constitute any representation, warranty, assurance, guarantee or inducement by either party to the other of any kind, and, in particular, with respect to the non-infringement of trademarks, patents, copyrights, mask work protection rights or any other intellectual property rights, or other rights of third persons or of either party.

4. Neither this Agreement nor the disclosure or receipt of INFORMATION shall constitute or imply any promise or intention to make any purchase of products or services by either party or its affiliated companies or any commitment by either party or its affiliated companies with respect to the present or future marketing of any product or service.

5. All INFORMATION shall remain the property of the transmitting party and shall be returned upon written request or upon the receiving party's determination that it no longer has a need for such INFORMATION.

6. Each party hereby assures the other that it does not intend to and will not knowingly, without the prior written consent, if required, of the Office of Export Administration of the U. S. Department of Commerce, P.O. Box 273, Washington, D.C. 20044, transmit directly or indirectly:

      I.     any information received from the other hereunder; or

      II. any immediate product (including processes and services)produced directly by the use of such information; or

      III. any commodity produced by such immediate product if the immediate product of such information is a plant or a major component of a plant;


      to (1) Iraq, Afghanistan, the People's Republic of China or any Group Q, S, W, Y or Z country specified in Supplement No. 1 to Part 770 of the Export Administration Regulations issued by the U.S. Department of Commerce or (2) any citizen or resident of any of the aforementioned countries.

      Each party agrees that it will not, without the prior written consent of the other, transmit, directly or indirectly, the INFORMATION received from the other hereunder or any portion thereof to any country outside of the United States.

7. Each party agrees that all of its obligations undertaken herein as a receiving party shall survive and continue after any termination of this Agreement.

8. This Agreement constitutes the entire understanding between the parties hereto as to the INFORMATION and merges all prior discussions between them relating thereto.

9. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each of the parties by their respective duly authorized officers or representatives.

10. The parties are familiar with the principles of New York commercial law, and desire and agree that the law of New York shall apply in any dispute arising with respect to this agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates entered below.


AMERICAN TELEPHONE AND                  SPECTRAN CORPORATION
 TELEGRAPH COMPANY


By: J. F. Watson                        By: C. L. Cutts
    --------------------------              --------------------------
    (Signature)                             (Signature)


J. F. Watson                            Crawford. L. Cutts
- ------------------------------          ------------------------------
(Name)                                  (Name)
Manager, Optical Fiber &
Cable Manufacturing and
Maintenance                             V.P. - Business Development
- ------------------------------          ------------------------------
(Title)                                 (Title)


October 21, 1992                        November 4, 1992
- ------------------------------          ------------------------------
(Date Signed)                           (Date Signed)

EXHIBIT (c)(4)








                            PATENT LICENSE AGREEMENT



                                     BETWEEN



                            LUCENT TECHNOLOGIES INC.


                                       AND


                              SPECTRAN CORPORATION





                             EFFECTIVE UPON SIGNING






                            RELATING TO OPTICAL FIBER

                                TABLE OF CONTENTS

ARTICLE I - GRANTS OF LICENSES

1.01     Grant
1.02     Duration
1.03     Scope
1.04     Exclusions and Limitations
1.05     Ability to Provide Licenses
1.06     Joint Inventions
1.07     Publicity

ARTICLE II - ROYALTY AND PAYMENTS

2.01     Royalty Calculation and Payments
2.02     Records and Adjustments
2.03     Reports and Payments

ARTICLE III - TERMINATION

3.01     Breach or Acquisition
3.02     Voluntary Termination
3.03     Survival

ARTICLE IV - MISCELLANEOUS PROVISIONS

4.01     Disclaimer
4.02     Nonassignability
4.03     Addresses
4.04     Taxes
4.05     Choice of Law
4.06     Integration
4.07     Outside the United States
4.08     Dispute Resolution
4.09     Releases
4.10     Counterparts


DEFINITIONS APPENDIX

APPENDIX A